NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Reports Third Quarter 2021 Results
•Record net sales of $4.7 billion, up 14.2% YOY
–Organic sales growth of 13.6%
–Sequential growth of 2.9% on a reported basis; 3.4% on an organic basis
–Record backlog as of September 30, 2021
•Record operating profit of $229.5 million; operating margin of 4.9%
–Record gross margin of 21.3%, up 170 basis points YOY and up 30 basis points sequentially
–Adjusted operating profit of $280.4 million; adjusted operating margin of 5.9%, up 110 basis points YOY
–Adjusted EBITDA of $330.3 million; adjusted EBITDA margin of 7.0%, up 31% and 90 basis points YOY
•Record net income attributable to common stockholders of $105.2 million
–Adjusted net income attributable to common stockholders of $142.6 million, up 71% YOY
•Earnings per diluted share of $2.02
–Adjusted earnings per diluted share of $2.74, up 65% YOY
•Leverage of 4.1x; improvement of 0.4x sequentially and 1.6x post-close of the Anixter merger
–Trailing twelve months adjusted EBITDA of $1,067.4 million
•Raising 2021 outlook for adjusted earnings per diluted share to a range of $9.20 to $9.40
PITTSBURGH, November 4, 2021 /Business Wire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of business-to-business distribution, logistics services, and supply chain solutions, announces its results for the third quarter of 2021.
“We had another exceptional quarter and again delivered outstanding results across the board. Early in the second year of our transformational combination of WESCO and Anixter, the substantial value creation of the new WESCO is building,” said John Engel, Chairman, President and CEO. “Our sales growth accelerated versus 2019 pre-pandemic levels, and our margin performance and backlog achieved new records for the company. We are outperforming the market across our three business units by utilizing our increased scale, expanded portfolio and industry-leading positions. And, we are continuing to de-lever our balance sheet at a rapid rate while investing in our digital transformation. The impressive progress we’re making in the integration is a direct result of the dedication, commitment and relentless execution of the entire WESCO team. I want to thank all our associates for their strong teamwork on our transformation, supplier engagement and customer focus in providing the products, services and resilient supply chain solutions our customers need.”
Mr. Engel continued, “We are seeing sales and margin momentum in each of our three strategic business units. Based on our strong third quarter results, we are raising our full year 2021 outlook for sales, margin and profitability for the third time this year. We now expect sales to increase 11% to 13%, adjusted EBITDA margin to expand to between 6.4% and 6.5%, and adjusted EPS to grow to a range of $9.20 to $9.40. As a result of our expected sales growth and increasing inventories to support our customers, we are also adjusting our full year 2021 outlook for free cash flow to approximately 80% of net income.”
Mr. Engel added, “We are transforming into a growth company as a result of our digital investments, cross-selling our expanded portfolio of products and services, and providing resilient and sustainable supply chain solutions for our customers around the world. Continued execution of our aggressive integration plan, and capitalizing on the secular growth trends, will only accelerate this shift. The value creation potential of the new WESCO is building, and we are only in the early days.”

The following are results for the three months ended September 30, 2021 compared to the three months ended September 30, 2020.
•Net sales were $4.7 billion for the third quarter of 2021 compared to $4.1 billion for the third quarter of 2020, an increase of 14.2%. Organic sales for the third quarter of 2021 grew by 13.6% as foreign exchange rates positively impacted reported net sales by 1.4% and divestitures negatively impacted reported net sales by 0.8%. Sequentially, net sales grew 2.9% and organic sales increased 3.4%. All segments increased sales versus the prior year period. Backlog at the end of the third quarter of 2021 increased by over 60% compared to the prior year quarter and the end of 2020. Sequentially, backlog grew approximately 15%. WESCO's book-to-bill ratio was above 1.0 for the quarter ended September 30, 2021, indicating strong demand.

•Cost of goods sold for the third quarter of 2021 was $3.7 billion compared to $3.4 billion for the third quarter of 2020, and gross profit was $1.0 billion and $785.5 million, respectively. As a percentage of net sales, gross profit was 21.3% and 19.0% for the third quarter of 2021 and 2020, respectively. Gross profit as a percentage of net sales for the third quarter of 2021 reflects the favorable impact of margin improvement initiatives, partially offset by a write-down to the carrying value of certain personal protective equipment products, which had a negative impact of 10 basis points. Gross profit as a percentage of net sales for the third quarter of 2020 was 19.6% excluding the effect of merger-related fair value adjustments of $28.0 million. Sequentially, gross profit as a percentage of net sales increased 30 basis points from 21.0% for the second quarter of 2021.

•Selling, general and administrative expenses were $721.8 million, or 15.3% of net sales, for the third quarter of 2021, compared to $562.0 million, or 13.6% of net sales, for the third quarter of 2020. SG&A expenses for the third quarter of 2021 include merger-related costs of $35.8 million. Adjusted for this amount, SG&A expenses were $686.0 million, or 14.5% of net sales, for the third quarter of 2021. SG&A expenses for the third quarter of 2021 reflect higher salaries, variable compensation expense and benefit costs, as well as volume-related costs driven by significant sales growth, partially offset by the realization of integration cost synergies. SG&A expenses for the third quarter of 2020 include $14.2 million of merger-related costs, as well as a gain on the sale of an operating branch in the U.S. of $19.8 million. Adjusted for these amounts, SG&A expenses were $567.6 million, or 13.7% of net sales, for the third quarter of 2020, reflecting cost reduction actions taken in response to the COVID-19 pandemic that lowered SG&A expenses as a percentage of net sales by approximately 70 basis points.

•Operating profit was $229.5 million for the third quarter of 2021, compared to $178.1 million for the third quarter of 2020, an increase of $51.4 million, or 28.8%. Operating profit as a percentage of net sales was 4.9% for the current quarter, compared to 4.3% for the third quarter of the prior year. Operating profit for the third quarter of 2021 includes the aforementioned merger-related costs. Additionally, in connection with an integration initiative to review the Company's brand strategy, certain legacy WESCO trademarks are migrating to a master brand architecture, which resulted in $15.1 million of accelerated amortization expense for the third quarter of 2021. Adjusted for these amounts, operating profit was $280.4 million, or 5.9% of net sales. In the third quarter of 2020, operating profit was $200.5 million, or 4.8% of net sales, adjusted for merger-related costs and fair value adjustments totaling $42.2 million and the gain on sale of a U.S. operating branch of $19.8 million. Adjusted operating margin was up 110 basis points compared to the prior year.

•Net interest expense for the third quarter of 2021 was $69.7 million, compared to $74.5 million for the third quarter of 2020. The decrease reflects a reduction of debt, including the repayment of higher fixed rate debt with lower variable rate debt.

•The effective tax rate for the third quarter of 2021 was 27.2%, compared to 23.3% for the third quarter of 2020. The higher effective tax rate in the current quarter reflects the impact on the estimated annual effective tax rate of a decrease in expected foreign tax credit utilization.

•Net income attributable to common stockholders was $105.2 million for the third quarter of 2021, compared to $66.2 million for the third quarter of 2020. Adjusted for merger-related costs and fair value adjustments, accelerated amortization expense associated with migrating to the Company's master brand architecture, gain on sale of a U.S. operating branch, and the related income tax effects, net income attributable to common stockholders was $142.6 million and $83.6 million for the third quarter of 2021 and 2020, respectively, an increase of 70.6%.

•Earnings per diluted share for the third quarter of 2021 was $2.02, based on 52.1 million diluted shares, compared to $1.31 for the third quarter of 2020, based on 50.5 million diluted shares. Adjusted for merger-related costs and fair value adjustments, accelerated amortization expense associated with migrating to the Company's master brand architecture, gain on sale of a U.S. operating branch, and the related income tax effects, earnings per diluted share for the third quarter of 2021 and 2020 was $2.74 and $1.66, respectively, an increase of 65.1%.

•Operating cash flow for the third quarter of 2021 was $69.9 million, compared to $286.3 million for the third quarter of 2020. Free cash flow for the third quarter of 2021 was $85.0 million, or 54% of adjusted net income, compared to $307.4 million, or 315% of adjusted net income, for the third quarter of 2020. Free cash flow for the current year period was lower than the comparable prior year period primarily due to changes in working capital to support double-digit sales growth.

The following are results for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. The Company completed the merger with Anixter on June 22, 2020, thereby impacting comparisons to the prior year.
•Net sales were $13.4 billion for the first nine months of 2021 compared to $8.2 billion for the first nine months of 2020, an increase of 63.1% primarily due to the merger with Anixter.

•Cost of goods sold for the first nine months of 2021 was $10.6 billion compared to $6.6 billion for the first nine months of 2020, and gross profit was $2.8 billion and $1.6 billion, respectively. As a percentage of net sales, gross profit was 20.8% and 19.0% for the first nine months of 2021 and 2020, respectively. Gross profit as a percentage of net sales for the first nine months of 2021 reflects the favorable impact of margin improvement initiatives, partially offset by the write-down to the carrying value of certain personal protective equipment products, which had a negative impact of 20 basis points. Gross profit as a percentage of net sales for the first nine months of 2020 was 19.3% excluding the effect of merger-related fair value adjustments of $28.0 million.

•Selling, general and administrative expenses were $2.1 billion, or 15.4% of net sales, for the first nine months of 2021, compared to $1.2 billion, or 14.9% of net sales, for the first nine months of 2020. SG&A expenses for the first nine months of 2021 include merger-related costs of $119.8 million, as well as a net gain of $8.9 million resulting from the sale of WESCO's legacy utility and data communications businesses in Canada during the first quarter of 2021, which were divested in connection with the merger. Adjusted for these amounts, SG&A expenses were 14.6% of net sales for the first nine months of 2021. SG&A expenses for the first nine months of 2020 include merger-related costs of $92.1 million, as well as a gain on the sale of an operating branch in the U.S. of $19.8 million. Adjusted for these amounts, SG&A expenses were $1.1 billion, or 14.0% of net sales, for the first nine months of 2020, reflecting cost reduction actions taken in response to the COVID-19 pandemic that lowered SG&A expenses as a percentage of net sales by approximately 60 basis points.

•Operating profit was $581.6 million for the first nine months of 2021, compared to $254.3 million for the first nine months of 2020. Operating profit as a percentage of net sales was 4.4% for the current nine month period, compared to 3.1% for the first nine months of the prior year. Operating profit for the first nine months of 2021 includes merger-related costs and the net gain on the Canadian divestitures, as well as $20.2 million of accelerated amortization expense associated with migrating to the Company's master brand architecture. Adjusted for these amounts, operating profit was $712.7 million, or 5.3% of net sales. Adjusted for merger-related costs and fair value adjustments totaling $120.1 million, and gain on sale of a U.S. operating branch of $19.8 million, operating profit was $354.6 million for the first nine months of 2020, or 4.3% of net sales. Adjusted operating margin was up 100 basis points compared to the prior year.

•Net interest expense for the first nine months of 2021 was $207.7 million, compared to $152.3 million for the first nine months of 2020. The increase in interest expense was driven by financing activity related to the Anixter merger.

•The effective tax rate for the first nine months of 2021 was 22.0%, compared to 22.9% for the first nine months of 2020. The effective tax rate for the current year-to-date period reflects discrete income tax benefits resulting from a decrease in the valuation allowance recorded against foreign tax credit carryforwards of $8.3 million and deductible stock-based compensation of $7.8 million, which were partially offset by discrete income tax expense of $4.2 million associated with return-to-provision adjustments. These discrete items reduced the estimated annual effective tax rate by approximately 3.1 percentage points.

•Net income attributable to common stockholders was $254.9 million for the first nine months of 2021, compared to $64.8 million for the first nine months of 2020. Adjusted for merger-related costs and fair value adjustments, net gains on the Canadian divestitures and sale of a U.S. operating branch, accelerated amortization expense associated with migrating to the Company's master brand architecture, and the related income tax effects, net income attributable to common stockholders was $353.0 million and $143.0 million for the first nine months of 2021 and 2020, respectively, an increase of 146.8%.

•Earnings per diluted share for the first nine months of 2021 was $4.91, based on 51.9 million diluted shares, compared to $1.44 for the first nine months of 2020, based on 45.1 million diluted shares. Adjusted for merger-related costs and fair value adjustments, net gains on the Canadian divestitures and sale of a U.S. operating branch, accelerated amortization expense associated with migrating to the Company's master brand architecture, and the related income tax effects, earnings per diluted share for the first nine months of 2021 and 2020 was $6.80 and $3.17, respectively, an increase of 114.5%.

•Operating cash flow for the first nine months of 2021 was $172.7 million, compared to $418.9 million for the first nine months of 2020. Free cash flow for the first nine months of 2021 was $209.2 million, or 53% of adjusted net income, compared to $462.1 million, or 292% of adjusted net income, for the first nine months of 2020. Free cash flow for the current year period was lower than the comparable prior year period primarily due to changes in working capital to support double-digit sales growth.

Segment Results
The Company has operating segments that are organized around three strategic business units consisting of Electrical & Electronic Solutions ("EES"), Communications & Security Solutions ("CSS") and Utility & Broadband Solutions ("UBS").
Corporate expenses are incurred to obtain and coordinate financing, tax, information technology, legal and other related services. Segment results include depreciation expense or other allocations related to various corporate assets. Interest expense and other non-operating items are not allocated to the segments or reviewed on a segment basis. Corporate expenses are not directly identifiable with our reportable segments and are reported in the tables below to reconcile the reportable segments to the consolidated financial statements.
The following are results by segment for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. For the third quarter of 2021, operating profit and adjusted EBITDA margin improved for all segments (EES, CSS and UBS), reflecting sales growth, gross margin expansion due to strong execution of margin improvement initiatives and the realization of integration cost synergies, partially offset by higher salaries, variable compensation expense and benefit costs, as well as volume-related costs.
•EES reported net sales of $2.0 billion for the third quarter of 2021, compared to $1.7 billion for the third quarter of 2020, an increase of 19.9%. Organic sales for the third quarter of 2021 grew by 19.0% as foreign exchange rates positively impacted reported net sales by 2.0% and the Canadian divestitures negatively impacted reported net sales by 1.1%. The increase reflects double-digit sales growth in our construction, original equipment manufacturer and industrial businesses due to business expansion, price inflation, and the benefits of cross selling. Operating profit was $155.2 million for the third quarter of 2021, compared to $105.5 million for the third quarter of 2020, an increase of $49.7 million. The increase primarily reflects the factors impacting the overall business, as described above. Additionally, operating profit for the third quarter of 2021 was negatively impacted by the inventory write-down described above, as well as accelerated amortization expense of $6.3 million associated with migrating to the Company's master brand architecture. EBITDA, adjusted for other non-operating income and non-cash stock-based compensation, was $173.9 million for the third quarter of 2021, or 8.8% of net sales, compared to $108.9 million for the third quarter of 2020, or 6.6% of net sales.
•CSS reported net sales of $1.5 billion for the third quarter of 2021, compared to $1.4 billion for the third quarter of 2020, an increase of 7.2%. Organic sales for the third quarter of 2021 grew by 6.2% as foreign exchange rates positively impacted reported net sales by 1.0%. The increase reflects sales growth in our network infrastructure and security solutions businesses driven by business expansion and the enhanced scale and capabilities afforded by the combination of WESCO and Anixter. Operating profit was $108.2 million for the third quarter of 2021, compared to $89.6 million for the third quarter of 2020, an increase of $18.7 million. The increase primarily reflects the factors impacting the overall business, as described above. Additionally, operating profit for the third quarter of 2021 was negatively impacted by 20 basis points from the inventory write-down described above, as well as accelerated amortization expense of $8.3 million associated with migrating to the Company's master brand architecture. EBITDA, adjusted for other non-operating expenses and non-cash stock-based compensation, was $133.7 million for the third quarter of 2021, or 9.0% of net sales, compared to $121.2 million for the third quarter of 2020, or 8.7% of net sales.
•UBS reported net sales of $1.3 billion for the third quarter of 2021, compared to $1.1 billion for the third quarter of 2020, an increase of 14.4%. Organic sales for the third quarter of 2021 grew by 14.8% as foreign exchange rates positively impacted reported net sales by 0.9% and the Canadian divestitures negatively impacted reported net sales by 1.3%. The increase reflects broad-based growth in our utility business, as well as continued strong demand in our broadband and integrated supply businesses. Operating profit was $108.2 million for the third quarter of 2021, compared to $74.1 million for the third quarter of 2020, an increase of $34.1 million. The increase primarily reflects the factors impacting the overall business, as described above. Operating profit for the third quarter of 2021 was negatively impacted by accelerated amortization expense of $0.5 million associated with migrating to the Company's master brand architecture. EBITDA, adjusted for other non-operating expenses and non-cash stock-based compensation, was $114.7 million for the third quarter of 2021, or 9.1% of net sales, compared to $86.1 million for the third quarter of 2020, or 7.8% of net sales.

The following are results by segment for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020, which primarily reflect the impact of the merger with Anixter. For the nine months ended September 30, 2021, operating profit and adjusted EBITDA margin improved for all segments and reflects sales growth and gross margin expansion, as well as the realization of integration cost synergies and structural cost takeout actions. Operating profit for the first nine months of 2021 was negatively impacted by higher volume-related costs, and SG&A payroll and payroll-related expenses consisting of salaries, variable compensation expense and benefit costs, including the impact of reinstating salaries and certain benefits of legacy WESCO employees that had been reduced or suspended in the prior year in response to the COVID-19 pandemic.
•EES reported net sales of $5.6 billion for the first nine months of 2021, compared to $3.8 billion for the first nine months of 2020, an increase of 47.6%. In addition to the impact from the merger, the increase reflects improved economic conditions and strong demand. Operating profit was $409.1 million for the first nine months of 2021, compared to $194.6 million for the first nine months of 2020, an increase of $214.4 million. The increase primarily reflects the factors impacting the overall business, as described above. Additionally, operating profit for the first nine months of 2021 was negatively impacted by 10 basis points from the inventory write-down described above, as well as accelerated amortization expense of $8.4 million associated with migrating to the Company's master brand architecture. EBITDA, adjusted for other non-operating income and non-cash stock-based compensation, was $453.9 million for the first nine months of 2021, or 8.1% of net sales, compared to $214.5 million for the first nine months of 2020, or 5.6% of net sales.
•CSS reported net sales of $4.2 billion for the nine months ended September 30, 2021, compared to $2.0 billion for the nine months ended September 30, 2020, an increase of 115.0%. The increase reflects the impact from the merger and broad-based growth in our security solutions and network infrastructure businesses. Operating profit was $293.4 million for the first nine months of 2021, compared to $127.5 million for the first nine months of 2020, an increase of $165.9 million. The increase primarily reflects the factors impacting the overall business, as described above. Additionally, operating profit for the first nine months of 2021 was negatively impacted by 40 basis points from the inventory write-down described above, as well as accelerated amortization expense of $11.1 million associated with migrating to the Company's master brand architecture. EBITDA, adjusted for other non-operating expenses and non-cash stock-based compensation, was $355.5 million for the first nine months of 2021, or 8.5% of net sales, compared to $165.4 million for the first nine months of 2020, or 8.5% of net sales.
•UBS reported net sales of $3.5 billion for the nine months ended September 30, 2021, compared to $2.4 billion for the nine months ended September 30, 2020, an increase of 45.5%. Along with the impact of the merger, the increase reflects broad-based growth in our utility business and continued strong demand in our broadband business. Operating profit was $289.9 million for the first nine months of 2021, compared to $167.7 million for the first nine months of 2020, an increase of $122.2 million. Operating profit for the first nine months of 2021 The increase primarily reflects the factors impacting the overall business, as described above, combined with the benefit from the net gain on the Canadian divestitures. Accelerated amortization expense of $0.7 million associated with migrating to the Company's master brand architecture negatively impacted operating profit in the current year. EBITDA, adjusted for other non-operating expenses, non-cash stock-based compensation and net gain on the Canadian divestitures, was $299.0 million for the first nine months of 2021, or 8.4% of net sales, compared to $187.8 million for the first nine months of 2020, or 7.7% of net sales.
Webcast and Teleconference Access
WESCO will conduct a webcast and teleconference to discuss the third quarter of 2021 earnings as described in this News Release on Thursday, November 4, 2021, at 10:00 a.m. E.T. The call will be broadcast live over the internet and can be accessed from the Investor Relations page of the Company's website at www.wesco.investorroom.com. The call will be archived on this internet site for seven days.
WESCO International, Inc. (NYSE: WCC) builds, connects, powers and protects the world. A publicly traded FORTUNE 500® company headquartered in Pittsburgh, Pennsylvania, WESCO is a leading provider of business-to-business distribution, logistics services and supply chain solutions. Pro forma 2020 annual sales were over $16 billion, including Anixter International Inc., which it acquired in June 2020. WESCO offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The Company employs nearly 18,000 people, maintains relationships with approximately 30,000 suppliers, and serves more than 125,000 customers worldwide. With nearly 1,500,000 products, end-to-end supply chain services, and leading digital capabilities, WESCO provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates approximately 800 branches, warehouses and sales offices in more than 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

Forward-Looking Statements
All statements made herein that are not historical facts should be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding the expected benefits and costs of the transaction between WESCO and Anixter International Inc., including anticipated future financial and operating results, synergies, accretion and growth rates, and the combined company's plans, objectives, expectations and intentions, statements that address the combined company's expected future business and financial performance, and other statements identified by words such as "anticipate," "plan," "believe," "estimate," "intend," "expect," "project," "will" and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of WESCO's management, as well as assumptions made by, and information currently available to, WESCO's management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of WESCO's and WESCO's management's control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.
Those risks, uncertainties and assumptions include the risk of any unexpected costs or expenses resulting from the transaction, the risk of any litigation or post-closing regulatory action relating to the transaction, the risk that the transaction could have an adverse effect on the ability of the combined company to retain customers and retain and hire key personnel and maintain relationships with its suppliers, customers and other business relationships and on its operating results and business generally, or the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or other anticipated benefits of the transaction or it may take longer than expected to achieve those synergies or benefits, the risk that the leverage of the company may be higher than anticipated, the impact of natural disasters, health epidemics and other outbreaks, especially the outbreak of COVID-19 since December 2019, which may have a material adverse effect on the combined company's business, results of operations and financial condition, and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond each company's control. Additional factors that could cause results to differ materially from those described above can be found in WESCO's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and WESCO's other reports filed with the U.S. Securities and Exchange Commission ("SEC").

Contact Information:
Will Ruthrauff
Director, Investor Relations and Corporate Communications
(412) 454-4220
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30, 2021		September 30, 2020
Net sales	$4,728,325		$4,141,801
Cost of goods sold (excluding depreciation and amortization)	3,720,332	78.7%	3,356,259	81.0%
Selling, general and administrative expenses	721,795	15.3%	561,971	13.6%
Depreciation and amortization	56,732		45,476
Income from operations	229,466	4.9%	178,095	4.3%
Interest expense, net	69,720		74,540
Other income, net	(5,320)		(777)
Income before income taxes	165,066	3.5%	104,332	2.5%
Provision for income taxes	44,870		24,294
Net income	120,196	2.5%	80,038	1.9%
Net income (loss) attributable to noncontrolling interests	600		(640)
Net income attributable to WESCO International, Inc.	119,596	2.5%	80,678	1.9%
Preferred stock dividends	14,352		14,511
Net income attributable to common stockholders	$105,244	2.2%	$66,167	1.6%

Earnings per diluted share attributable to common stockholders	$2.02		$1.31
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share (in thousands)	52,063		50,487

Reportable Segments
Net sales:
Electrical & Electronic Solutions	$1,982,485		$1,653,726
Communications & Security Solutions	1,488,689		1,388,791
Utility & Broadband Solutions	1,257,151		1,099,284
	$4,728,325		$4,141,801
Income from operations:
Electrical & Electronic Solutions	$155,210		$105,508
Communications & Security Solutions	108,226		89,634
Utility & Broadband Solutions	108,172		74,092
Corporate	(142,142)		(91,139)
	$229,466		$178,095

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(Unaudited)

	Nine Months Ended
	September 30, 2021		September 30, 2020
Net sales	$13,365,592		$8,197,154
Cost of goods sold (excluding depreciation and amortization)	10,581,406	79.2%	6,641,438	81.0%
Selling, general and administrative expenses	2,057,952	15.4%	1,221,114	14.9%
Depreciation and amortization	144,645		80,324
Income from operations	581,589	4.4%	254,278	3.1%
Interest expense, net	207,683		152,281
Other income, net	(8,929)		(1,463)
Income before income taxes	382,835	2.9%	103,460	1.3%
Provision for income taxes	84,201		23,707
Net income	298,634	2.2%	79,753	1.0%
Net income (loss) attributable to noncontrolling interests	665		(825)
Net income attributable to WESCO International, Inc.	297,969	2.2%	80,578	1.0%
Preferred stock dividends	43,056		15,787
Net income attributable to common stockholders	$254,913	1.9%	$64,791	0.8%

Earnings per diluted share attributable to common stockholders	$4.91		$1.44
Weighted-average common shares outstanding and common share equivalents used in computing earnings per diluted common share (in thousands)	51,896		45,104

Reportable Segments
Net sales:
Electrical & Electronic Solutions	$5,626,309		$3,811,498
Communications & Security Solutions	4,200,424		1,953,967
Utility & Broadband Solutions	3,538,859		2,431,689
	$13,365,592		$8,197,154
Income from operations:
Electrical & Electronic Solutions	$409,062		$194,643
Communications & Security Solutions	293,446		127,502
Utility & Broadband Solutions	289,895		167,651
Corporate	(410,814)		(235,518)
	$581,589		$254,278

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)
(Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$251,799	$449,135
Trade accounts receivable, net	2,955,632	2,466,903
Inventories	2,569,798	2,163,831
Other current assets	438,267	427,109
Total current assets	6,215,496	5,506,978

Goodwill and intangible assets	5,179,529	5,252,664
Other assets	1,085,993	1,120,572
Total assets	$12,481,018	$11,880,214

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$2,246,454	$1,707,329
Short-term debt and current portion of long-term debt, net(1)	19,292	528,830
Other current liabilities	872,353	750,836
Total current liabilities	3,138,099	2,986,995

Long-term debt, net	4,565,772	4,369,953
Other noncurrent liabilities	1,195,330	1,186,877
Total liabilities	8,899,201	8,543,825

Stockholders' Equity
Total stockholders' equity	3,581,817	3,336,389
Total liabilities and stockholders' equity	$12,481,018	$11,880,214

(1)    As of December 31, 2020, short-term debt and current portion of long-term debt includes the $500.0 million aggregate principal amount of the Company's 5.375% Senior Notes due 2021 (the "2021 Notes"), which were redeemed on January 14, 2021.

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollar amounts in thousands)
(Unaudited)

	Nine Months Ended
	September 30, 2021	September 30, 2020
Operating Activities:
Net income	$298,634	$79,753
Add back (deduct):
Depreciation and amortization	144,645	80,324
Deferred income taxes	(5,340)	(8,261)
Change in trade receivables, net	(521,491)	3,584
Change in inventories	(428,405)	77,681
Change in accounts payable	550,858	80,489
Other, net	133,769	105,368
Net cash provided by operating activities	172,670	418,938

Investing Activities:
Capital expenditures	(25,170)	(42,562)
Other, net(1)	61,776	(3,681,335)
Net cash provided by (used in) investing activities	36,606	(3,723,897)

Financing Activities:
Debt (repayments) borrowings, net(2)	(330,341)	3,606,339
Equity activity, net	(20,784)	(2,032)
Other, net(3)	(59,079)	(96,987)
Net cash (used in) provided by financing activities	(410,204)	3,507,320

Effect of exchange rate changes on cash and cash equivalents	3,592	(1,014)

Net change in cash and cash equivalents	(197,336)	201,347
Cash and cash equivalents at the beginning of the period	449,135	150,902
Cash and cash equivalents at the end of the period	$251,799	$352,249
(1)    For the nine months ended September 30, 2021, other investing activities includes cash consideration totaling approximately $56.0 million from the sale of WESCO's legacy utility and data communications businesses in Canada. The Company used the net proceeds from the divestitures to repay indebtedness. Other investing activities for the nine months ended September 30, 2020 includes payments to acquire Anixter of $3,707.6 million, net of cash acquired of $103.5 million.
(2)    The nine months ended September 30, 2021 includes the redemption of the Company's $500.0 million aggregate principal amount of 2021 Notes and $354.7 million aggregate principal amount of its 5.375% Senior Notes due 2024 (the "2024 Notes"). The redemptions of the 2021 Notes and 2024 Notes were funded with excess cash, as well as borrowings under the Company's accounts receivable securitization and revolving credit facilities. The nine months ended September 30, 2020 primarily includes the net proceeds from the issuance of senior unsecured notes of $2,815.0 million, as well as borrowings under the Company's accounts receivable securitization and revolving credit facilities. These cash inflows were used to fund the merger with Anixter.
(3)    For the nine months ended September 30, 2021, other financing activities includes $43.1 million of dividends paid to holders of Series A preferred stock. Other financing activities for the nine months ended September 30, 2020 includes approximately $79.9 million of costs associated with the debt financing used to fund a portion of the merger with Anixter, as well as $15.8 million of dividends paid to holders of Series A preferred stock.

NON-GAAP FINANCIAL MEASURES

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") above, this earnings release includes certain non-GAAP financial measures. These financial measures include organic sales growth, gross profit, adjusted gross profit, gross margin, adjusted gross margin, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, adjusted EBITDA margin, financial leverage, free cash flow, adjusted income from operations, adjusted operating margin, adjusted provision for income taxes, adjusted income before income taxes, adjusted net income, adjusted net income attributable to WESCO International, Inc., adjusted net income attributable to common stockholders, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors as they provide a better understanding of sales performance, and the use of debt and liquidity on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude items impacting comparability of results such as merger-related costs, and the related income tax effect of such items, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

Organic Sales Growth by Segment:

	Three Months Ended		Growth/(Decline)
	September 30, 2021	September 30, 2020	Reported	Divestiture Impact	Foreign Exchange Impact	Organic Growth

EES	$1,982,485	$1,653,726	19.9%	(1.1)%	2.0%	19.0%
CSS	1,488,689	1,388,791	7.2%	—%	1.0%	6.2%
UBS	1,257,151	1,099,284	14.4%	(1.3)%	0.9%	14.8%
Total net sales	$4,728,325	$4,141,801	14.2%	(0.8)%	1.4%	13.6%

Organic Sales Growth by Segment - Sequential:

	Three Months Ended		Growth/(Decline)
	September 30, 2021	June 30, 2021	Reported	Foreign Exchange Impact	Organic Growth

EES	$1,982,485	$1,923,011	3.1%	(0.6)%	3.7%
CSS	1,488,689	1,461,120	1.9%	(0.6)%	2.5%
UBS	1,257,151	1,211,659	3.8%	(0.2)%	4.0%
Total net sales	$4,728,325	$4,595,790	2.9%	(0.5)%	3.4%
Note: Organic sales growth is a non-GAAP financial measure of sales performance. Organic sales growth is calculated by deducting the percentage impact from acquisitions and divestitures for one year following the respective transaction, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
Gross Profit:	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Net sales	$4,728,325	$4,141,801	$13,365,592	$8,197,154
Cost of goods sold (excluding depreciation and amortization)	3,720,332	3,356,259	10,581,406	6,641,438
Gross profit	$1,007,993	$785,542	$2,784,186	$1,555,716
Adjusted gross profit(1)	$1,007,993	$813,561	$2,784,186	$1,583,735
Gross margin	21.3%	19.0%	20.8%	19.0%
Adjusted gross margin(1)	21.3%	19.6%	20.8%	19.3%
(1) Adjusted gross profit and adjusted gross margin exclude the effect of merger-related fair value adjustments to inventory of $28.0 million for the three and nine months ended September 30, 2020.

Three Months Ended
Gross Profit:	June 30, 2021

Net sales	$4,595,790
Cost of goods sold (excluding depreciation and amortization)	3,630,633
Gross profit	$965,157
Gross margin	21.0%
Note: Gross profit is a financial measure commonly used within the distribution industry. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
Adjusted Income from Operations:	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Income from operations	$229,466	$178,095	$581,589	$254,278
Merger-related costs	35,750	14,175	119,792	92,127
Accelerated trademark amortization	15,147	—	20,196	—
Merger-related fair value adjustments	—	28,019	—	28,019
Net gain on sale of assets and divestitures	—	(19,816)	(8,927)	(19,816)
Adjusted income from operations	$280,363	$200,473	$712,650	$354,608
Adjusted income from operations margin %	5.9%	4.8%	5.3%	4.3%

	Three Months Ended		Nine Months Ended
Adjusted Provision for Income Taxes:	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Provision for income taxes	$44,870	$24,294	$84,201	$23,707
Income tax effect of adjustments to income from operations(1)	13,512	4,923	32,968	22,073
Adjusted provision for income taxes	$58,382	$29,217	$117,169	$45,780
(1)    The adjustments to income from operations have been tax effected at rates of approximately 27% and 25% for the three and nine months ended September 30, 2021, respectively, and 22% for the three and nine months ended September 30, 2020.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
Adjusted Earnings per Diluted Share:	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Adjusted income from operations	$280,363	$200,473	$712,650	$354,608
Interest expense, net	69,720	74,540	207,683	152,281
Other income, net	(5,320)	(777)	(8,929)	(1,463)
Adjusted income before income taxes	215,963	126,710	513,896	203,790
Adjusted provision for income taxes	58,382	29,217	117,169	45,780
Adjusted net income	157,581	97,493	396,727	158,010
Net income (loss) attributable to noncontrolling interests	600	(640)	665	(825)
Adjusted net income attributable to WESCO International, Inc.	156,981	98,133	396,062	158,835
Preferred stock dividends	14,352	14,511	43,056	15,787
Adjusted net income attributable to common stockholders	$142,629	$83,622	$353,006	$143,048

Diluted shares	52,063	50,487	51,896	45,104
Adjusted earnings per diluted share	$2.74	$1.66	$6.80	$3.17
Note: For the three and nine months ended September 30, 2021, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related costs, a net gain on the sale of WESCO's legacy utility and data communications businesses in Canada, accelerated amortization expense associated with migrating to the Company's master brand architecture, and the related income tax effects. For the three and nine months ended September 30, 2020, income from operations, the provision for income taxes and earnings per diluted share have been adjusted to exclude merger-related costs and fair value adjustments, gain on sale of an operating branch in the U.S., and the related income tax effects. These non-GAAP financial measures provide a better understanding of the Company's financial results on a comparable basis.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30, 2021
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$155,627	$107,898	$108,150	$(266,431)	$105,244
Net income attributable to noncontrolling interests	309	—	—	291	600
Preferred stock dividends	—	—	—	14,352	14,352
Provision for income taxes	—	—	—	44,870	44,870
Interest expense, net	—	—	—	69,720	69,720
Depreciation and amortization	16,840	24,723	5,869	9,300	56,732
EBITDA	$172,776	$132,621	$114,019	$(127,898)	$291,518
Other (income) expense, net	(726)	328	22	(4,944)	(5,320)
Stock-based compensation expense(1)	1,848	752	633	5,079	8,312
Merger-related costs	—	—	—	35,750	35,750
Adjusted EBITDA	$173,898	$133,701	$114,674	$(92,013)	$330,260
Adjusted EBITDA margin %	8.8%	9.0%	9.1%		7.0%
(1) Stock-based compensation expense in the calculation of adjusted EBITDA for the three months ended September 30, 2021 excludes $1.3 million as such amount is included in merger-related costs.

	Three Months Ended September 30, 2020
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$107,192	$90,585	$73,924	$(205,534)	$66,167
Net loss attributable to noncontrolling interests	(270)	—	—	(370)	(640)
Preferred stock dividends	—	—	—	14,511	14,511
Provision for income taxes	—	—	—	24,294	24,294
Interest expense, net	—	—	—	74,540	74,540
Depreciation and amortization	10,411	18,536	7,550	8,979	45,476
EBITDA	$117,333	$109,121	$81,474	$(83,580)	$224,348
Other (income) expense, net	(1,414)	(951)	168	1,420	(777)
Stock-based compensation expense(2)	1,146	711	441	3,704	6,002
Merger-related costs	—	—	—	14,175	14,175
Merger-related fair value adjustments	11,695	12,344	3,980	—	28,019
Gain on sale of assets	(19,816)	—	—	—	(19,816)
Adjusted EBITDA	$108,944	$121,225	$86,063	$(64,281)	$251,951
Adjusted EBITDA margin %	6.6%	8.7%	7.8%		6.1%
(2) Stock-based compensation by reportable segment for the three months ended September 30, 2020, as previously reported in a press release issued on November 5, 2020, has been reallocated to conform to the current period presentation.

Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expenses (income), non-cash stock-based compensation, costs and fair value adjustments associated with the merger with Anixter, and gain on sale of an operating branch in the U.S. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Nine Months Ended September 30, 2021
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$410,233	$292,537	$289,851	$(737,708)	$254,913
Net income attributable to noncontrolling interests	158	—	—	507	665
Preferred stock dividends	—	—	—	43,056	43,056
Provision for income taxes	—	—	—	84,201	84,201
Interest expense, net	—	—	—	207,683	207,683
Depreciation and amortization	40,184	60,257	16,545	27,659	144,645
EBITDA	$450,575	$352,794	$306,396	$(374,602)	$735,163
Other (income) expense, net	(1,329)	909	44	(8,553)	(8,929)
Stock-based compensation expense(1)	4,648	1,818	1,517	10,972	18,955
Merger-related costs	—	—	—	119,792	119,792
Net gain on Canadian divestitures	—	—	(8,927)	—	(8,927)
Adjusted EBITDA	$453,894	$355,521	$299,030	$(252,391)	$856,054
Adjusted EBITDA margin %	8.1%	8.5%	8.4%		6.4%
(1) Stock-based compensation expense in the calculation of adjusted EBITDA for the nine months ended September 30, 2021 excludes $3.8 million as such amount is included in merger-related costs.

	Nine Months Ended September 30, 2020
EBITDA and Adjusted EBITDA by Segment:	EES	CSS	UBS	Corporate	Total

Net income attributable to common stockholders	$196,665	$128,295	$167,483	$(427,652)	$64,791
Net loss attributable to noncontrolling interests	(664)	—	—	(161)	(825)
Preferred stock dividends	—	—	—	15,787	15,787
Provision for income taxes	—	—	—	23,707	23,707
Interest expense, net	—	—	—	152,281	152,281
Depreciation and amortization	24,638	24,393	15,153	16,140	80,324
EBITDA	$220,639	$152,688	$182,636	$(219,898)	$336,065
Other (income) expense, net	(1,358)	(793)	168	520	(1,463)
Stock-based compensation expense(2)	3,343	1,130	1,040	10,016	15,529
Merger-related costs	—	—	—	92,127	92,127
Merger-related fair value adjustments	11,695	12,344	3,980	—	28,019
Gain on sale of assets	(19,816)	—	—	—	(19,816)
Adjusted EBITDA	$214,503	$165,369	$187,824	$(117,235)	$450,461
Adjusted EBITDA margin %	5.6%	8.5%	7.7%		5.5%
(2) Stock-based compensation expense by reportable segment for the nine months ended September 30, 2020, as previously reported in a press release issued on November 5, 2020, has been reallocated to conform to the current period presentation.

Note: EBITDA, Adjusted EBITDA and Adjusted EBITDA margin % are non-GAAP financial measures that provide indicators of the Company's performance and its ability to meet debt service requirements. EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expenses (income), non-cash stock-based compensation, costs and fair value adjustments associated with the merger with Anixter, and net gains on the divestiture of WESCO's legacy utility and data communications businesses in Canada and sale of an operating branch in the U.S. Adjusted EBITDA margin % is calculated by dividing Adjusted EBITDA by net sales.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Twelve Months Ended
Financial Leverage:	September 30, 2021	December 31, 2020
	Reported	Proforma(1)

Net income attributable to common stockholders	$260,544	$115,572
Net income (loss) attributable to noncontrolling interests	969	(521)
Preferred stock dividends	57,408	30,139
Provision for income taxes	83,298	55,659
Interest expense, net	281,993	255,842
Depreciation and amortization	185,921	153,499
EBITDA	870,133	610,190
Other (income) expense, net	(9,860)	4,635
Stock-based compensation	21,675	34,733
Merger-related costs and fair value adjustments	175,574	206,748
Out-of-period adjustment	18,852	18,852
Net gain on sale of assets and Canadian divestitures	(8,927)	(19,816)
Adjusted EBITDA(2)	$1,067,447	$855,342

	As of
	September 30, 2021	December 31, 2020
Short-term debt and current portion of long-term debt, net	$19,292	$528,830
Long-term debt, net	4,565,772	4,369,953
Debt discount and debt issuance costs(3)	74,222	88,181
Fair value adjustments to Anixter Senior Notes due 2023 and 2025(3)	(1,132)	(1,650)
Total debt	4,658,154	4,985,314
Less: cash and cash equivalents	251,799	449,135
Total debt, net of cash	$4,406,355	$4,536,179

Financial leverage ratio	4.1	5.3
(1)     EBITDA and adjusted EBITDA for the twelve months ended December 31, 2020 gives effect to the combination of WESCO and Anixter as if it had occurred at the beginning of the respective trailing twelve month period.
(2)    Adjusted EBITDA includes the financial results of WESCO's legacy utility and data communications businesses in Canada, which were divested in the first quarter of 2021 under a Consent Agreement with the Competition Bureau of Canada.
(3)    Debt is presented in the condensed consolidated balance sheets net of debt discount and debt issuance costs, and includes adjustments to record the long-term debt assumed in the merger with Anixter at its acquisition date fair value.
Note: Financial leverage measures the use of debt. Financial leverage ratio is calculated by dividing total debt, excluding debt discount, debt issuance costs and fair value adjustments, net of cash, by adjusted EBITDA. EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as the trailing twelve months EBITDA before foreign exchange and other non-operating expenses (income), non-cash stock-based compensation, costs and fair value adjustments associated with the merger with Anixter, an out-of-period adjustment related to inventory absorption accounting, and net gains on the divestiture of WESCO's legacy utility and data communications businesses in Canada and sale of an operating branch in the U.S.

WESCO INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
Free Cash Flow:	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020

Cash flow provided by operations	$69,875	$286,250	$172,670	$418,938
Less: Capital expenditures	(4,979)	(15,399)	(25,170)	(42,562)
Add: Merger-related expenditures	20,109	36,591	61,676	85,674
Free cash flow	$85,005	$307,442	$209,176	$462,050
Percentage of adjusted net income	54%	315%	53%	292%

Note: Free cash flow is a measure of liquidity. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to fund investing and financing activities. For the three and nine months ended September 30, 2021 and 2020, the Company paid certain fees, expenses and other costs related to WESCO's merger with Anixter. Such expenditures have been added back to operating cash flow to determine free cash flow for such periods.